UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 5, 2006

TC PipeLines, LP

(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Turnpike Road, Suite 203 Westborough, Massachusetts		01581
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (508) 871-7046

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Operating Agreement

In connection with the acquisition by TC PipeLines, LP (the “Partnership”) of an additional 20% general partnership interest in Northern Border Pipeline Company (the “Acquisition”), TransCan Northwest Border Ltd. (“TCNB”), an affiliate of the Partnership, entered into an operating agreement (the “Operating Agreement”) dated as of April 6, 2006 with Northern Border Pipeline Company (“NBPL”). TCNB is a wholly-owned subsidiary of TransCanada Corporation, which is the parent company of TC PipeLines GP, Inc., the sole general partner of the Partnership.

Under the Operating Agreement, TCNB will become the operator of the interstate gas pipeline and related facilities owned by NBPL (the “Pipeline”) on April 1, 2007, and will have general responsibility for the day-to-day management of the Pipeline. The term of the Operating Agreement will continue until April 1, 2018 and will renew on a year-to-year basis thereafter unless terminated by either party by giving six months’ prior written notice. TCNB will be fully reimbursed by NBPL for all costs and expenses authorized by the management committee of NBPL and all reasonable and proper costs and expenses paid by TCNB in connection with the operation of the Pipeline without any profit or loss.

TCNB will indemnify NBPL for all actions, claims, demands, costs and liabilities arising out of actions (or failures to act) by TCNB that are not in accordance with the terms of the Operating Agreement or an express direction by NBPL other than actions (or failures to act) by TCNB in good faith within the scope of its authority in the course of the operation of the Pipeline.

NBPL will indemnify TCNB against all actions, claims, demands, costs and liabilities arising out of acts (or failure to act) of TCNB in good faith within the scope of its authority in the course of the operation of the Pipeline, including claims, demands, costs and liabilities arising from the negligence of TCNB, its officers, agents, employees or affiliates. TCNB will not be indemnified for its gross negligence or willful misconduct.

Consent and Amendment to Operating Agreement

In connection with the Acquisition, NBPL entered into a consent and amendment to operating agreement (the “Operating Agreement Amendment”) dated as of April 6, 2006 with Northern Plains Natural Gas Company, LLC (“Northern Plains”), the current operator of the Pipeline. The Operating Agreement Amendment provides the consent of Northern Plains for NBPL to enter into the Operating Agreement with TCNB and amends the term of NBPL’s current operating agreement with Northern Plains to continue through March 31, 2007, subject to provisions of the NBPL general partnership agreement. Northern Plains, a wholly owned subsidiary of ONEOK, Inc., is a general partner of Northern Border Intermediate Limited Partnership (“NBILP”), which is one of NBPL’s general partners.

Transaction Fee Agreement

In connection with the Acquisition, the Partnership entered into a transaction fee agreement (the “Transaction Fee Agreement”) dated as of April 6, 2006 with TCNB. Under the Transaction Fee Agreement, in recognition of the benefits to the Partnership of TCNB, an affiliate of the Partnership, assuming the duties and responsibilities of becoming the operator of NBPL, the Partnership agreed to pay TCNB a fee of $10 million.

Amended and Restated General Partnership Agreement of Northern Border Pipeline Company

In connection with the Acquisition, TC PipeLines Intermediate Limited Partnership (“TCILP”), a wholly-owned subsidiary of the Partnership, and NBILP entered into the First Amended and Restated General Partnership Agreement of Northern Border Pipeline Company dated as of April 6, 2006 (the “Amended Partnership Agreement”) to (i) reflect that, as a result of the Acquisition, each of TCILP and NBILP own 50% of the general partnership interests in NBPL, (ii) designate TCNB as the operator of the Pipeline effective April 1, 2007, (iii) eliminate outdated provisions, (iv) revise the governance provisions and (v) incorporate all prior amendments and changes in one document.

Under the Amended Partnership Agreement, the management committee of NBPL will consist of four members, two of whom will be designated by NBILP and two of whom will be designated by TCILP. TCILP will select one of its representatives to serve as the chairman of the management committee so long as TCILP holds, directly or indirectly, an undivided 50% interest in NBPL or, if an additional partner is admitted to NBPL, at least as great a partnership interest as the partner with the largest partnership interest.

Except as otherwise provided in the Amended Partnership Agreement, the management committee shall act upon the affirmative vote of a majority of the partners’ ownership interests. For this purpose, each partner may, by notice to the other partner, allocate to each of its representatives all or any portion of its ownership interest, and the representatives designated by each of NBILP and TCILP shall have, in the aggregate, votes equal to their respective partnership interests.

The audit committee shall consist of three members, two of whom shall be selected by each partner’s representatives on the management committee, provided that the representatives of any partner as to whom (or as to whose general partner) the operator is then an affiliate, shall only have the right to appoint one member of the audit committee. No member of the audit committee may be an employee, officer or director of the operator. Decisions of the audit committee shall be by majority vote of the members.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 6, 2006, TC PipeLines Intermediate Limited Partnership, a wholly-owned subsidiary of TC PipeLines, LP (the “Partnership”), completed the acquisition of an additional 20% general partnership interest in Northern Border Pipeline Company (“NBPL”) from Northern Border Intermediate Limited Partnership, a wholly-owned subsidiary of Northern Border Partners, L.P. (“NBP”) for approximately $297 million in cash plus up to $10 million in transaction costs payable to a subsidiary of TransCanada Corporation (“TransCanada”). The Partnership also indirectly assumed approximately $120 million of debt of NBPL. The acquisition was made pursuant to a partnership interest purchase and sale agreement (the “Purchase Agreement”), dated as of December 31, 2005, by and between Northern Border Intermediate Limited Partnership and TC PipeLines Intermediate Limited Partnership, and is effective as of December 31, 2005. As a result of the transaction, the Partnership’s interest in NBPL increased from 30% to 50% and NBP’s interest in NBPL decreased from 70% to 50%.

Concurrent with the closing of this transaction, TransCanada completed the sale of all of the stock of Northwest Border Pipeline Company, which company holds an indirect 17.5% general partner interest in NBP, to a subsidiary of ONEOK, Inc. for a net payment of approximately $29.5 million. TransCanada is the parent company of TC PipeLines GP, Inc. (“TCGP”), the sole general partner of the Partnership.

The Partnership used funds provided under the Credit Facility described under Item 2.03 to pay the purchase price for the acquisition and $10 million in transaction costs payable in connection with the acquisition.

The conflicts committee of the Partnership, which is comprised of the independent members of the board of directors of TCGP, determined that the acquisition of the 20% general partnership interest in NBPL in accordance with the Purchase Agreement and the payment of up to $10 million in transaction costs to a subsidiary of TransCanada are fair and reasonable to the Partnership and in the interests of the Partnership’s unitholders. The conflicts committee engaged independent legal counsel and an independent financial adviser to assist in its determination.

The Partnership’s press release regarding the completion of the acquisition of the 20% general partnership interest in NBPL is attached as an exhibit to this Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 5, 2006, TC PipeLines, LP (the “Partnership”) borrowed $307 million under its $310 million unsecured credit agreement (the “Credit Facility”), dated as of March 31, 2006, with Citigroup Global Markets Inc. and UBS Loan Finance LLC (“UBS”), as joint lead arrangers and joint book managers, Citicorp North America, Inc., as administrative agent and a lender, UBS, as syndication agent and a lender, Mizuho Corporate Bank, Ltd. and Bank of Tokyo-Mitsubishi UFJ, as co-documentation agents and lenders, and SunTrust Bank, as a lender. The funds borrowed under the Credit Facility were used to pay the cash portion of the purchase price for the acquisition described under Item 2.01 and $10 million in transaction costs payable in connection with the acquisition. The remaining $3 million commitment under the Credit Facility was terminated. All amounts borrowed under the Credit Facility will be due and payable on March 31, 2008.

Borrowings under the Credit Facility will bear interest based, at the Partnership’s election, on the London interbank offered rate (“LIBOR”) or the base rate plus, in either case, an applicable margin. The base rate will equal the higher of Citibank’s base rate or 0.5% above the federal funds rate. The applicable margin is based on the Partnership’s leverage ratio. The applicable margin ranges between 0.875% and 1.250% for LIBOR loans and between 0% and 0.250% for base rate loans. The applicable margin increases by 0.125% per annum on March 31, 2007 and further increases by 0.25% per annum on September 30, 2007.

The credit agreement includes usual and customary covenants for credit facilities of this type, including covenants limiting liens, mergers, asset sales and material changes in the business of the Partnership or its subsidiaries. The credit agreement also requires the Partnership to maintain a leverage ratio of not more than 4.50 to 1.00 at all times and an interest coverage ratio of not less than 3.50 to 1.00 at the end of any fiscal quarter.

In the event of a default by the Partnership under the credit agreement, including cross-defaults relating to specified other debt of the Partnership or its significant subsidiaries in excess of $15 million, the lenders may declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any and all rights and remedies created under the credit agreement or applicable law. For events of default relating to insolvency, bankruptcy or receivership, the amounts outstanding become payable immediately.

The agents and certain lenders under the Credit Facility described above and their affiliates have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Partnership. These parties have received, and may in the future receive, customary compensation from the Partnership for such services.

Item 9.01. Financial Statements and Exhibits.

(a)                                  Financial Statements of Businesses Acquired.

Not filed herewith. Pursuant to Item 9.01(a)(4) of Form 8-K, the Partnership undertakes to file such information by amendment to this report not later than 71 calendar days after April 12, 2006.

(b)                                 Pro Forma Financial Information.

Not filed herewith. Pursuant to Item 9.01(a)(4) of Form 8-K, the Partnership undertakes to file such information by amendment to this report not later than 71 calendar days after April 12, 2006.

(d)                                 Exhibits.

2.1                                 Partnership Interest Purchase and Sale Agreement dated as of December 31, 2005 by and between Northern Border Intermediate Limited Partnership and TC PipeLines Intermediate Limited Partnership (incorporated by reference to Exhibit 2.1 to the Partnership’s Current Report on Form 8-K filed February 15, 2006).

99.1                           Press Release dated April 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP
by: TC PipeLines GP, Inc.,
its general partner

By:	/s/ Amy W. Leong
Amy W. Leong
Controller

Dated: April 10, 2006

Exhibit No.	Description

2.1

Partnership Interest Purchase and Sale Agreement dated as of December 31, 2005 by and between Northern Border Intermediate Limited Partnership and TC PipeLines Intermediate Limited Partnership (incorporated by reference to Exhibit 2.1 to the Partnership’s Current Report on Form 8-K filed February 15, 2006).

99.1	Press Release dated April 6, 2006.